UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
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ROWAN COMPANIES PLC
(Name of Registrant as Specified In Its Charter)

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ROWAN COMPANIES PLC

2800 POST OAK BOULEVARD, SUITE 5450

HOUSTON, TEXAS 77056-6189

William E. Albrecht

Chairman of the Board of Directors

CRISTIANO GUERRA Executive Director – Special Situations Research Institutional Shareholder Services RODOLFO ARAUJO, CFA Vice President – Special Situations Research Institutional Shareholder Services

January 14, 2019

ISS Proxy Voting Recommendation: Rowan Companies plc merger with Ensco plc dated January 11, 2019

Dear Mr. Guerra and Mr. Araujo,

Thank you taking the time to meet me, my fellow Rowan directors and Rowan management on Friday January 3rd, 2019 and for the follow-up call on Wednesday January 9th, 2019.

Rowan’s Board of Directors was disappointed by some of the comments in your analysis of the proposed transaction between Rowan Companies plc (Rowan) and Ensco plc (Ensco) dated January 11, 2019. The Rowan Board believes that ISS reached the wrong conclusion with respect to board process, oversight of management and management independence. The purpose of this letter is to provide you with more detail on these aspects of the merger process and negotiations in case we did not adequately convey the process to you during our prior conversations.

The Rowan Board, in consultation with its outside financial and legal advisors, conducted a thorough, multi-year review of alternatives, including standalone options, asset sales, internal restructurings, joint ventures and other business combinations, and engaged in extensive strategic dialogue and negotiations with 10 credible parties, before unanimously approving the definitive transaction agreement with Ensco. The Rowan Board assessed the fleets, relative valuations, synergy opportunities, balance sheets, and other considerations of each market participant with whom a combination might be of interest.

The Rowan Board met in person or by conference call 33 times in 2017 and 2018 to review these alternatives, during 13 of which the Rowan Board formally and thoroughly reviewed the Ensco transaction while providing significant oversight and direction to management. While the Rowan Board maintains an Executive Committee, neither it nor a special committee was used as all of the Rowan Board members were determined to be closely involved in the decision-making process given the importance of the negotiations and material matters involved. All material decisions were reviewed and approved by the Board in advance.

During the negotiations with Ensco, I had detailed negotiations with Paul Rowsey, Chairman of the Ensco Board, on various matters regarding governance and management of the combined company, including the CEO position. The Rowan Board unanimously determined that it was in the best interest of Rowan’s shareholders for Dr. Burke to continue as the CEO of the combined company. Dr. Burke did not participate in that determination.

Additionally, Thomas Hix (a Rowan independent director and Chairman of the Rowan Board Compensation Committee) and I were directly involved in the negotiations with Ensco’s Board representatives regarding Dr. Burke’s compensation. In these negotiations, Ensco requested that Dr. Burke move to London and agree to waive a significant amount of compensation that would otherwise accelerate with consummation of the transaction (specifically, all unvested restricted stock awards, unvested stock appreciation rights, unvested stock option awards and severance benefits). Dr. Burke made these concessions.

We would appreciate you highlighting these facts in any subsequent analysis of the proposed combination.

Yours sincerely,

/s/ William E. Albrecht

William E. Albrecht

Chairman of the Board of Directors

Rowan Companies plc

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